Warburg Pincus Private Equity VIII, L.P.
Allos Therapeutics, Inc. (ALTH)
May 18, 2005


                                  Exhibit 99.1
                                  ------------
                               Continuation Sheet

1.   Name:     Warburg Pincus Partners LLC (General Partner of WP VIII)
     Address:  466 Lexington Avenue
               New York, New York  10017

2.   Name:     Warburg Pincus & Co. (Managing Member of WPP)
     Address:  466 Lexington Avenue
               New York, New York  10017

3.   Name:     Warburg Pincus LLC (Manager of WP VIII)
     Address:  466 Lexington Avenue
               New York, New York  10017

Designated Filer:                   Warburg Pincus Private Equity VIII, L.P.
Issuer & Ticker Symbol:             Allos Therapeutics, Inc. (ALTH)
Date of Event Requiring Statement:  May 18, 2005

Note.(1): On March 4, 2005 (the "Closing Date"), Warburg Pincus Private Equity
          VIII, L.P. ("WP VIII"), a Delaware limited partnership, purchased 2,262,443 shares of Series A Exchangeable Preferred Stock, par value $.001 per share (the "Exchangeable Preferred Stock"), of Allos Therapeutics, Inc. (the "Company"), at an aggregate purchase price of $49,999,990.30, pursuant to a Securities Purchase Agreement, dated as of March 2, 2005 (the "Purchase Agreement"), by and between the Company and WP VIII. On May 18, 2005, the Company's stockholders voted to approve, among other things, the exchange of the Exchangeable Preferred Stock for shares of the Company's Common Stock. Upon such approval, each share of Exchangeable Preferred Stock was automatically exchanged for 10 shares of the Company's Common Stock.

               The sole general partner of WPVIII is Warburg Pincus Partners LLC, a New York limited liability company ("WPP"). The sole managing member of WPP is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPVIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, WPP, WP and WP LLC may be deemed to be the beneficial owners of Common Stock held by WPVIII, although WPP, WP and WP LLC disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. As of May 18, 2005, WP VIII may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 22,624,430 shares of Common Stock, representing that 22,624,430 shares of Common Stock that were issued upon automatic exchange of the 2,262,443 shares of Exchangeable Preferred Stock.


                              WARBURG PINCUS PARTNERS LLC

                              By: /s/ Scott A. Arenare                  5/19/05
                                  ------------------------              -------
                                  Name:  Scott A. Arenare                 Date
                                  Title: Authorized Signatory


                              WARBURG PINCUS & CO.

                              By: /s/ Scott A. Arenare                  5/19/05
                                  ------------------------              -------
                                  Name:  Scott A. Arenare                 Date
                                  Title: Partner


                              WARBURG PINCUS LLC

                              By: /s/ Scott A. Arenare                  5/19/05
                                  ------------------------              -------
                                  Name:  Scott A. Arenare                 Date
                                  Title: Managing Director